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                                                                    EXHIBIT 99.1


GREYSTONE INITIATES DIRECT SALES OF MERCRACER 3000(TM) MOTION PLATFORM ENTERTAINMENT SYSTEMS UPON DISTRIBUTOR'S DEMISE


SAN DIEGO - March 23, 2001 -- GreyStone Digital Technology, Inc (Nasdaq SC:
GSTN) announced today that its wholly owned subsidiary GreyStone Technology, Inc. has initiated the direct sale of GreyStone's MercRacer 3000(TM) motion platform entertainment system featuring GreyStone's Canyon Fighter(TM) game after learning that the product's exclusive distributor, Virtual Distribution, Inc. (VDI) is being dissolved by its parent.

VDI is a wholly owned subsidiary of Jillian's Entertainment Corporation, which operates restaurant and entertainment centers across the United States. Under the December 2000 distribution agreement, VDI received the exclusive right to sell GreyStone's entertainment system for an 18-month period in the Americas and the Caribbean.

GreyStone's direct sales initiatives were launched at last week's Nightclub and Bar Show in Las Vegas, NV and will continue at next week's Amusement Showcase International trade show, also in Las Vegas. GreyStone is examining its remedies as a result of the distributor's unilateral abandonment of its distribution obligations.

Based in San Diego, California, GreyStone Digital Technology's goal is to position itself as a leading provider of applications of advanced digital technology that customers use to help people solve problems, communicate, and improve their businesses, products, and services. The company is experienced in providing powerful real-time, interactive and networked 3-D digital immersion software and systems for defense customers and has applied this experience in the development of products for entertainment markets. GreyStone's products and services address a demand from military, entertainment, law enforcement, and other markets such as education, wireless communications, the Internet, e-commerce, and e-services for improved ways to access and use digital information.

More information is available on the company's website at http://www.gstone.com.

This news release contains statements that are not purely historical, and as such are forward-looking statements under the federal securities laws. These include forward-looking statements regarding management's intentions, plans, hopes, beliefs, expectations or projections of the future. These forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products and services; additional financing requirements; the impact of competitive products or pricing; technological changes; the effect of economic conditions; the ability to successfully commercialize the company's entertainment products; the company's dependence on key engineering, technical, and other skilled personnel and other risks and uncertainties detailed from time to time in the company's reports filed with the Securities and Exchange Commission. One or more of these factors could affect the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this news release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this news release are based on information presently available to management, and the company assumes no obligation to update any forward-looking statements.


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